Macquarie Infrastructure Company

125 West 55th Street New York, NY 10019 USA

Media Release

MACQUARIE INFRASTRUCTURE COMPANY DECLARES INCREASED THIRD QUARTER 2006 DISTRIBUTION
INCREASE OF 4.8 PERCENT OVER PRIOR QUARTER
NEW YORK, November 9, 2006 — Macquarie Infrastructure Company (NYSE: MIC), a leader in the ownership and operation of infrastructure businesses in the US, announced that its board of directors has declared a cash distribution for the third quarter of 2006 in the amount of $0.55 per share. The $0.55 per share amount represents an increase of 4.8 percent over the distribution declared for the second quarter and is the second consecutive quarterly increase in distributions by the Company.
“The increased distribution reflects our policy of paying substantially all of our cash available for distribution to our shareholders” said Peter Stokes, Chief Executive Officer. “We’re pleased that our businesses are generating a level of distributable cash that we believe will sustain this new, higher per share distribution amount, even on our increased share base.”
MIC concluded a successful follow-on offering of 10.35 million new shares of trust stock (including overallotments) at a public offering price of $29.50 per share in late October and early November. The Company now has a total of 37.56 million shares outstanding.
Shares of MIC will trade ex-distribution on December 1, 2006. The distribution will be payable to shareholders of record at the close of business on December 5, 2006 and will be paid on December 8, 2006.
About Macquarie Infrastructure Company
MIC owns, operates and invests in a diversified group of infrastructure businesses which provide basic, everyday services to customers in the United States. Its businesses consist of an airport services business, an airport parking business and a district energy business, a gas production and distribution business and a 50 percent indirect interest in a bulk liquid storage terminal business.
For further information, please visit the Company’s website, www.macquarie.com/mic.
For further information, please contact:

Investor Enquiries	Media Enquiries
Jay A. Davis	Alex Doughty
Investor Relations	Corporate Communications
Macquarie Infrastructure Company	Macquarie Infrastructure Company
(212) 231-1825	(212) 231-1710